EXHIBIT 16.1

March 11, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements of Soyodo Group Holdings, Inc. pertaining to our firm included under Item 4.01 of Form 8-K to be filed on or about March 11, 2008 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Jaspers + Hall, PC

Jaspers + Hall, PC